Exhibit 10.04

Award No.[_]
INTUIT INC. 2005 EQUITY INCENTIVE PLAN GRANT AGREEMENT
FOR NEWLY APPOINTED MID-YEAR DIRECTORS
Director Restricted Stock Units- One-Year Vesting (Succeeding Grant)
Intuit Inc., a Delaware corporation (the “Company”), hereby grants you a restricted stock unit award (“Award”) pursuant to the Company's 2005 Equity Incentive Plan, as amended (the “Plan”), for the number of shares of the Company's Common Stock, $0.01 par value per share (“Common Stock”) set forth below. All capitalized terms in this Grant Agreement (“Agreement”) that are not defined in this Agreement have the meanings given to them in the Plan. This Award is subject to all of the terms and conditions of the Plan, which is incorporated into this Agreement by reference. This Agreement is not meant to interpret, extend, or change the Plan in any way, or to represent the full terms of the Plan. If there is any discrepancy, conflict or omission between this Agreement and the provisions of the Plan, the provisions of the Plan shall apply.

Name of Participant:	[_]
Address:	[_] [_]

Number of Shares:	[RSUs covering number of Shares equal to pro-rata portion of $260,000]
Date of Grant:	[First business day after participant becomes a member of the Board]
Vesting Schedule:
Your award will vest on the following date(s) provided that you do not experience a Termination (as such term is defined in the Plan) (each date, a “Vesting Date”).
100% on [the first day of the 12thcalendar month following the Date of Grant]

1. Termination: In the event you experience a Termination prior to a Vesting Date, the following provisions will govern the vesting of this Award:

(a) Termination Generally: In the event of your Termination prior to a Vesting Date for any reason other than due to your death or Total Disability (or pursuant to Section 1(d), below), this Award will cease to vest and you will have no right or claim to the unvested portion of the Award, which shall terminate immediately following your Termination under this Section 1(a).

(b) Termination due to Death: In the event of your Termination prior to a Vesting Date due to your death, this Award will vest on the date of your Termination as to 100% of the Number of Shares.

(c) Termination due to Total Disability: In the event of your Termination prior to a Vesting Date due to your Total Disability, this Award will vest on the date of your Termination as to 100% of the Number of Shares. Total Disability is defined in Section 10.5(d) of the Plan.

(d) In the event that the date of the annual meeting of the Company's stockholders occurs within twelve months of the prior year's annual meeting of the Company's stockholders (or within twelve months of the Date of Grant, if such Date of Grant is later than the first business day following the date of such prior year's annual meeting of the Company's stockholders), and you experience a Termination on the date of such annual meeting, your Award will vest on the date of your Termination as to 100% of the Number of Shares.

2. Corporate Transaction: In the event of a Corporate Transaction (as defined in the Plan, subject to the sentence that follows), this Award will vest as to 100% of the Shares. Any transaction included in the definition of Corporate Transaction per the Plan that does not constitute a “change in the ownership or effective control” of the Company, or “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Treasury Regulations 1.409A-3(a)(5) and 1.409A-3(i)(5) shall not be treated as a Corporate Transaction for purposes of this Award.

3. Automatic Deferral; Issuance of Shares under this Award: Payment of the Award shall be automatically deferred until the earliest of: (a) five years from the Date of Grant; (b) Termination (for any reason); or (c) a Corporate Transaction (as described in Section 2, above) (the first to occur, the “Settlement Date”). The Company will issue you the Shares subject to this Award as soon as practicable after the Settlement Date, and in no case later than December 31 of the year in which the Settlement Date occurs. All issuances of Shares will be subject to the requirements of Section 409A of the Code. Until the date the Shares are issued to you, you will have no rights as a stockholder of the Company.

4.
Rights as a Stockholder; Dividend Equivalent Rights. You shall have no voting or other rights as a stockholder with respect to the Shares of Common Stock underlying the Award until such Shares of Common Stock have been issued to you. Notwithstanding the preceding sentence, you shall be entitled to receive payment of the equivalent of any and all dividends declared by the Company on its Common Stock on each date on which dividends are paid on and after the date of grant of the Award in an amount equal to the amount of such dividends multiplied by the number of Shares of Common Stock underlying the then outstanding portion of the Award. These dividend equivalents shall be paid upon the later of (a) the date dividends are paid to the common stockholders of the Company, or (b) the date the Restricted Stock Units with respect to which such dividend equivalents are payable become vested and the underlying Shares of Common Stock are issued (it being understood that no dividend equivalents will be paid with respect to Shares underlying any Restricted Stock Units that do not vest, but that dividend equivalent rights equal to the dividends declared on the Company's Common Stock from and after the date of grant of the unvested Restricted Stock Units shall be paid as and when such Restricted Stock Units vest and the underlying Shares of Common Stock are issued).

5.
Taxes: You are ultimately liable and responsible for all taxes owed by you in connection with this Award. The Company makes no representation or undertaking regarding the tax treatment of the grant, vesting, or settlement of this Award or the subsequent sale of any of the Shares. The Company does not commit and is under no obligation to structure this Award to reduce or eliminate your tax liability.

6. Disputes: Any question concerning the interpretation of this Agreement and any controversy that may arise under this Agreement, shall be determined by the Committee. Such decision by the Committee shall be final and binding.

7. Choice of Law: Because this Agreement relates to terms and conditions under which you may be issued shares of Common Stock of Intuit Inc., a Delaware corporation, an essential term of this Agreement is that it shall be governed by the laws of the State of Delaware, without regard to choice of law principles of Delaware or other jurisdictions. Any action, suit, or proceeding relating to this Agreement or the Award granted hereunder shall be brought in the state or federal courts of competent jurisdiction in Santa Clara County in the State of California.

This Agreement, together with the Plan (which is incorporated by reference), constitutes the entire agreement between you and the Company with respect to this Award, and supersedes all prior agreements or promises with respect to the Award. Except as provided in the Plan, this Agreement may be amended only by a written document signed by the Company and you. Subject to the terms of the Plan, the Company may assign any of its rights and obligations under this Agreement, and this Agreement shall be binding on, and inure to the benefit of, the successors and assigns of the Company. Subject to the restrictions on transfer of an Award described in Section 14 of the Plan, this Agreement shall be binding on your permitted successors and assigns (including heirs, executors, administrators and legal representatives). All notices required under this Agreement or the Plan must be mailed or hand-delivered, (1) in the case of the Company, to the Company at its address set forth in this Agreement, or at such other address designated in writing by the Company to you, and (2) in the case of you, at the address recorded in the books and records of the Company as your then current home address.

The Company has signed this Agreement effective as of the Date of Grant.

INTUIT INC.
2632 Marine Way
Mountain View, California 94043

By:

Brad D. Smith, President and Chief Executive Officer